Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 3rd Quarter 2003 Financial Results

Three Month Sales for 2003 Grow 49% Over Same Quarter 2002

Nine Month Sales for 2003 Grow 51% Over Same Period 2002 Sales

For Immediate Release

November 4, 2003

Contact:	Joseph M. Paiva Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Tuesday, November 4, 2003 – Orthovita, Inc. (NASDAQ NM: VITA), a leading developer of orthopaedic biomaterials, reported today its financial results for the three and nine months ended September 30, 2003. Product sales for the third quarter of 2003 grew 49% to $4,186,000, as compared to $2,812,000 for the third quarter of 2002. Orthovita has grown its product sales for the twelfth consecutive quarter. Product sales for the nine months ended September 30, 2003 totaled $11,087,000, reflecting 51% growth when compared to product sales of $7,343,000 for the same period in 2002. The product sales increases for both the three and nine month periods reported for 2003 are primarily attributable to improved market penetration for VITOSS® in the U.S. and additional product configurations sold under our VITOSS platform in the U.S. Product sales for the three months ended September 30, 2003 began to be further enhanced by the additional investment we made in our field sales network during this last quarter. Approximately 92% of product sales for the nine months ended September 30, 2003 were from VITOSS and IMBIBETM sales in the U.S., as compared to approximately 94% of product sales from the U.S. during the nine months ended September 30, 2002. The remaining sales during the first nine months of both 2003 and 2002 were primarily a result of VITOSS and CORTOSS® sales in Europe. The gross profit percentages for the three and nine month periods ended September 30, 2003 of 82% and 83%, respectively, as compared to the 87% and 85% gross profit percentages realized for the three and nine month periods ended September 30, 2002, respectively.

The net loss for the three and nine months ended September 30, 2003 decreased to $2,131,000 and $6,909,000, as compared to a net loss of $2,759,000 and $9,064,000 for the same respective periods in 2002.

The net loss applicable to common shareholders for the third quarter of 2003 was $2,131,000, or $0.05 per basic and diluted common share, on 40,025,619 weighted average common shares outstanding. In comparison, the net loss applicable to common shareholders for the third quarter of 2002 was $6,516,000, or $0.33 per basic and diluted common share, on 20,019,701 weighted average common shares outstanding. The net loss applicable to common shareholders for the three months ended September 30, 2002 included dividends of $3,757,000 of which $152,000 were declared and paid in Common Stock to holders of Orthovita’s Series A Preferred Stock. For the nine months ended September 30, 2003, the net loss applicable to common shareholders was $8,028,000, or $0.29 per basic and diluted common share, on 27,344,866 weighted average common shares outstanding. The net loss applicable to common shareholders for the nine months ended September 30, 2003 included dividends of $1,119,000, of which $269,000 were declared and paid in Common Stock to holders of Orthovita’s Series A Preferred Stock. In comparison, the net loss applicable to common shareholders for the nine months ended September 30, 2002, was $12,820,000, or $0.63 per basic and diluted common share, on 20,268,428 weighted average common shares outstanding and included dividends of $3,757,000 of which $152,000 were declared and paid in Common Stock to holders of Orthovita’s Series A Preferred Stock.

Operating expenses for the three and nine months ended September 30, 2003 were $5,418,000 and $15,722,000, as compared to $5,097,000 and $15,105,000 for the same respective periods in 2002. General & administrative expenses of $893,000 and $3,005,000 for the three and nine month periods ended September 30, 2003 were lower than the $1,344,000 and $3,823,000 incurred during the same respective periods in 2002. The decreases are mainly attributable to lower administrative headcount related costs. Selling & marketing expenses of $2,979,000 and $8,924,000 for the three and nine month periods ended September 30, 2003 increased from $2,315,000 and $6,460,000 during the respective comparable periods last year. Approximately 60% of the increases in each period in selling and marketing expenses were due to increased commissions paid to the independent sales agencies in the U.S. as a result of higher product sales and enhancements made to the independent sales agencies’ commission plans, and the remaining increases are due to the additional investment made in headcount as we build and expand distribution through our field sales team to support the growth of U.S. product sales. Research & development expenses of $1,546,000 for the three- month period ended September 30, 2003 increased from $1,437,000 during the respective period in 2002 due to development work associated with additional product configurations to be sold under our VITOSS platform. For the nine months ended September 30, 2003, research and development expenses decreased to $3,794,000 from $4,822,000 during the same period in 2002. The decrease was primarily due to the completion of certain process development work relative to CORTOSS.

Cash, cash equivalents and short-term investments were $23,831,000 as of September 30, 2003, in comparison to $19,167,000 at December 31, 2002. Cash provided by financing activities for the nine months ended September 30, 2003 was $11,967,000, which reflects the sale of Common Stock and warrants. Proceeds from financing activities were partially offset by cash used in operations for the nine months ended September 30, 2003 of $7,148,000 and included the advance payment of $537,000 as required pursuant to the revenue interest agreement with Paul Capital Royalty Acquisition Fund, L.P., which will be credited against revenue interest payments earned over the remainder of 2003.

Antony Koblish, President and Chief Executive Officer, and Joseph M. Paiva, Chief Financial Officer of Orthovita, will review and discuss the third quarter 2003 financial results on November 4, 2003, at 8:30 a.m. eastern time when they will host a conference call. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the

U.S. is (706) 643-3675. The conference identification number is 1084388. Please dial in five to ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning November 4, 2003, at 9:30 a.m. eastern time, and ending November 11, 2003, at noon eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 1084388.

About the Company

Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market.

We have applied our technologies to the development of several products, VITOSS® Synthetic Cancellous Bone Void Filler, CORTOSS® Synthetic Cortical Bone Void Filler and RHAKOSS™ Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites. In addition, we have developed IMBIBE® Bone Marrow Aspirate Syringe used with VITOSS and ALIQUOT™ Microdelivery System to be used with CORTOSS.

Orthovita also pursues opportunities to work jointly with other leaders in biomaterials research and product development. Orthovita established a collaboration with Kensey Nash Corporation (NASDAQ: KNSY) to commercialize new products based on Orthovita’s proprietary, ultra porous VITOSS bone void filler material in combination with proprietary Kensey Nash biomaterials. The new products to be developed under this collaboration are expected to broaden the spectrum of surgical operations available to our surgeon customers and enhance the deliverability of our VITOSS product line.

VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS is cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

CORTOSS is a high-strength, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe for use in screw augmentation and vertebral augmentation procedures including compression fractures caused by osteoporosis and invasive tumors. CORTOSS is not available for commercial distribution in the U.S. We are conducting clinical studies of CORTOSS required for approval in the U.S. for use in vertebral augmentation procedures. In addition, we completed post-marketing human clinical studies of CORTOSS in Europe for its use in hip compression screw augmentation.

RHAKOSS is under development as a preformed composite that mimics the natural dual cortical-cancellous composition of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS in Europe required to obtain a CE Mark for its use as an interbody fusion device.

This press release contains forward-looking statements regarding our current expectations of future events that involve risks and uncertainties, including without limitations, our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, the rate at which we invest in our field sales network, the ability of our field sales network to generate new sales, our ability to enter into an agreement to commercialize and distribute VITOSS in Japan, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the Commission, all of which are available from the Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002		2003		2002
Statements of Operations Data:
Product sales	$4,185,621	$2,811,727		$11,087,058		$7,342,629
Cost of sales	740,557	373,593		1,858,39		1,075,529

Gross profit	3,445,064	2,438,134		9,228,666		6,267,100

General & administrative expenses	892,896	1,344,385		3,004,583		3,823,172
Selling & marketing expenses	2,978,884	2,314,991		8,923,995		6,460,188
Research & development expenses	1,546,298	1,437,132		3,793,819		4,821,947

Total operating expenses	5,418,078	5,096,508		15,722,397		15,105,307

Operating loss	(1,973,014)	(2,658,374)		(6,493,731)		(8,838,207)
Other expense, net	(158,262)	(100,462)		(415,089)		(225,349)

Net loss	(2,131,276)	(2,758,836)		(6,908,820)		(9,063,556)
Dividends paid on preferred stock * Deemed dividends on preferred stock *	— —	(151,890 (3,604,962	) )	(268,521 (850,869	) )	(151,890 (3,604,962	) )

Net loss applicable to common shareholders	$(2,131,276)	$(6,515,688)		$(8,028,210)		$(12,820,408)

Net loss per share applicable to common shareholders, basic and diluted	$(.05)	$(.33)		$(.29)		$(.63)

Weighted average number of common shares outstanding, basic and diluted	40,025,619	20,019,701		27,344,866		20,268,428

* As a result of the average of the closing prices of our Common Stock as reported on the Nasdaq National Market over the 20 trading days ended June 26, 2003, on June 27, 2003, the shares of our Series A Preferred Stock became subject to an automatic conversion provision set forth in the terms of the Series A Preferred Stock. Dividends and deemed dividends were calculated through June 27, 2003, the date set for conversion into Common Stock; however, due to the automatic conversion of the Series A Preferred Stock, no dividends are required to be paid for periods after March 31, 2003. See Note 5 of the Form 10-Q dated June 30, 2003 for additional information.

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	September 30, 2003	December 31, 2002
Condensed Balance Sheets Data:
Cash and cash equivalents	$19,836,908	$15,175,268
Short-term investments	3,994,000	3,992,000
Accounts receivable, net	2,404,445	1,621,238
Inventories	3,128,655	2,870,342
Prepaid revenue interest expense	537,441	—
Other current assets	65,050	53,904

Total current assets	29,966,499	23,712,752
Property and equipment, net	4,358,473	4,896,472
Other assets	74,915	94,883

Total assets	$34,399,887	$28,704,107

Current liabilities	$3,483,411	$3,795,403
Long-term liabilities	7,653,989	7,850,891

Total liabilities	11,137,400	11,646,294
Total shareholders’ equity	23,262,487	17,057,813

	$34,399,887	$28,704,107

	Nine Months Ended September 30,
	2003	2002
Cash Flow Data:
Net cash used in operating activities	$(7,148,204)	$(9,206,260)

Net cash used in investing activities	$(258,672)	$(477,499)

Net cash provided by financing activities	$11,966,758	$13,156,399

Effect of exchange rate changes on cash and cash equivalents	$101,758	$$250,347

Source: Orthovita, Inc.